Record high grid premiums paid

Delivery Year 2012 Kansas
Cattle Performance Summary

By Brian Bertelsen, Vice President, Field Operations

Cattle delivered by USPB producers during delivery year 2012 continued to set new records. Overall premium for all USPB cattle delivered to our Kansas plants was record high at $55.66 per head more than if they were marketed on the average cash, live market. That’s more than thirteen dollars higher than the previous record set last year.

USPB also realized a record high average subtotal grid premium of $44.82 per head. Subtotal premium is purely from the grid itself, without Age & Source Verification (ASV) or natural program rewards. This is more than twice as large as the subtotal premium was just four years earlier.

Table 1 on page 2 lists the carcass grid performance and premium breakdown for the last four delivery years. Premiums for the top 75%, 50%, 25% and even the bottom 25% were all record high. Total premiums paid for all USPB cattle delivered to Kansas plants was $38.5 million during delivery year 2012. This was $9.1 million greater than the old record set during the previous year.

USDA’s Choice-Select spread was the fifth highest in
 company history and more than four dollars per cwt better
than where it has been during the previous three years.

As a result, it contributed to USPB’s increased

grid premiums during delivery year 2012.

Yield, or dressing percentage, was record high. The Yield Benefit, or the benefit of selling carcass weight at a carcass price compared to selling live weight at a live price, was also record high at $23.08 per head. This was over $7.50 per head more than the previous record set last year.

Quality grades remained very high but were down slightly from the records set during the previous year. The percentage Choice and Prime was the third highest in company history. Likewise, the percentage of carcasses qualifying for the Certified Angus Beef (CAB) brand was also the third highest. The percent qualifying for the Black Canyon Premium Reserve (BCPR) branded beef label was record high. Also, the Ungraded percentage, 1.2%, was record low. Ungraded includes carcasses that do not grade USDA Select or better. By comparison, USDA reports the nation-wide average was 5.53% Ungraded.

Throughout the industry, Quality grade also decreased slightly. Carcasses from fed cattle graded by USDA in U.S. packing plants aver‑

...continued on page 2

Ultimately, a willing buyer and seller will set the price
Determining the
Value of USPB Units

By Scott Miller, Executive Vice President, CFO

In December 2011, USPB sold the majority of its ownership interest in National Beef to Leucadia. Since the date the transaction closed, unitholders and potential unitholders have struggled to determine the dollar value of USPB’s Class A units and Class B units (collectively, “units”). That struggle is evidenced by the significant difference between the ask price and the offer price of units that have been listed on the internet based trading system, located at www.AgStockTrade.com.

Trying to determine the value of units is not something new as banks, attorneys, accountants, and parties looking to buy or sell USPB units routinely ask the company about the dollar value of the units. Unfortunately, USPB cannot suggest a dollar value of Class A or Class B units. The value will instead be determined by a willing buyer and a willing seller, with assistance from their financial advisor, if they choose to involve one. The purpose of this article is to provide some items you may want to consider when determining the value of the units.

In December 2011, USPB sold approximately 80% of its ownership interest in National Beef to Leucadia. As a result of the sale, USPB now owns just over 15% of National Beef. Although USPB sold

...continued on page 2

FY 2012 Annual Meeting

Set For March 26, 2013

As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Delivery Year 2012 Kansas Cattle...		continued on page 1

aged 64.96% Choice and Prime. This was the second highest industry average during company history.

The Choice-Select spread improved significantly to become the fifth highest in company history and was over four dollars per cwt better than where it has been during the previous three years. Similarly, the Prime, CAB and BCPR premiums all rose to the second highest levels in USPB history.

The combination of higher premiums and high Quality grading resulted in a record high Quality grade premium of $29.50 per head. This was a notable increase of more than eight dollars over last year and nearly seven dollars more than the old record set during delivery year 2004.

Percentage of Lightweight carcasses was the third lowest, but Heavyweight percentage was record high. As a result, Outweight discounts were also record large, but were only $0.14 per head more than the old record.

Table 1. USPB Benchmark Performance-KS Plants

	Delivery 2009	Delivery 2010	Delivery 2011	Delivery 2012
In Weight, lbs.	731	727	726	716
Days Fed	157	158	155	159
Live Weight, lbs.	1271	1259	1260	1265
Carcass Weight, lbs.	814	805	811	819
Yield, %	63.99	63.93	64.35	64.73
Prime, %	3.59	3.98	3.35	2.70
Choice & Prime, %	71.90	74.58	75.21	72.44
CAB, %	20.22	21.98	23.28	20.32
BCPR, %	11.91	11.89	14.88	15.85
Ungraded, %	2.28	1.95	1.32	1.20
Hard Bone, %	0.39	0.64	0.58	0.66
Yield Grade 1, %	8.54	9.83	10.66	13.05
Yield Grade 2, %	36.18	38.89	39.13	40.00
Yield Grade 3, %	43.37	42.11	40.81	37.68
Yield Grade 4, %	10.68	8.46	8.78	8.65
Yield Grade 5, %	1.23	0.70	0.63	0.63
Average Yield Grade	2.60	2.51	2.50	2.44
Lightweight, %	0.41	0.48	0.38	0.38
Heavyweight, %	2.79	2.00	2.05	2.93
Quality Grade, $/head	$19.61	$19.56	$21.33	$29.50
Yield Benefit, $/head	$11.07	$10.97	$15.53	$23.08
Yield Grade, $/head	-$3.67	-$3.29	-$2.99	-$3.42
Outweights, $/head	-$4.20	-$3.18	-$3.14	-$4.34
Steer/Heifer, $/head	$1.11	$1.10	$0.62	$0.00
Subtotal Prem., $/head	$23.92	$25.16	$31.35	$44.82
ASV, $/head	$6.04	$7.42	$9.31	$8.42
Natural, $/head	$1.89	$1.89	$1.81	$2.42
Overall Premium, $/head	$31.85	$34.47	$42.47	$55.66
Top 75% Prem., $/head	$37.56	$45.58	$54.43	$70.64
Top 50% Prem., $/head	$47.76	$57.08	$65.87	$84.75
Top 25% Prem., $/head	$63.37	$76.06	$82.91	$105.99
CH/SE Spread, $/cwt.	$5.57	$5.47	$5.46	$9.92
Black-hided, %	73.66	74.38	76.44	75.31

Rising carcass weights have been a consistent trend throughout the industry for over twenty years. During delivery year 2012, USPB average carcass weight was record high and the average live pay weight was the second highest in company history.

Apparent total feedlot gain is the difference between live pay weight and in weight. On average, 549 pounds of gain were added to USPB cattle during the feedlot finishing period which was record high. This was fifteen pounds greater than the previous year and nine pounds larger than the old record. Placement weights were the lightest in eleven years and days on feed was the fourth highest in company history. Even with lighter “in” weights, apparent average daily gain was record high at 3.45 pounds per day.

Average USPB Yield Grade (YG) was the lowest in twelve years, although only slightly lower than the previous year. Percentage of YG 1 carcasses was record high for the second year in a row.

Next month we will continue to summarize cattle grid performance from cattle delivery year 2012.w

Determining the Value...	continued from page 1

the majority of its ownership interest, the number of delivery rights, and the related rights and obligations, have not changed. However, the sale of the ownership interests will have an impact on the investment component of both Class A and Class B units. As a result of the sale, taxable income and distributions will be less, everything else held constant.

USPB has two Classes of units outstanding, Class A units and Class B units. Below are some of the benefits and obligations of each.

Class A units
• One delivery right for each Class A unit owned.
• Right and obligation to deliver one head of finished cattle for each Class A unit owned, each delivery year.
• If the delivery obligation is not met, the Board of Directors may impose a non-delivery penalty.
• Opportunity to lease the delivery rights if you are unable to deliver within a given year. The current company facilitated lease rate is $7 per delivery right, which is subject to change.
• Opportunity to receive grid premiums.
• In delivery year 2012, grid premiums averaged $55.66 per head.
• Grid premiums are based on the quality of the cattle delivered. There is no assurance that a given deliverer will receive the average grid premium, and you could receive a discount.
• Grid premiums are subject to change.

•  Receive individual carcass data at no additional charge.

•  Are allocated 10% of the company’s taxable income or loss.

•  Receive 10% of the company’s distributions (tax or other wise), to the extent distributions are made.

•  The value of Class A units may appreciate or depreciate.

 Class B units

•  No delivery right and obligation; purely an investment.

•  Are allocated 90% of the company’s taxable income or loss.

•  Receive 90% of the company’s distributions (tax or other wise), to the extent distributions are made.

•  The value of Class B units may appreciate or depreciate.

You may also want to review the company’s historical financial results, which can be found at www.sec.gov. When reviewing the historical results, keep in mind the impact of the sale to Leucadia on income, which is discussed above, and that margins in the beef processing industry can be volatile.

As mentioned above, this list contains just a few items that you may want to consider and is by no means meant to be all inclusive. You may have other items you want to consider.w

AgStockTrade.com Turns

Ten Years Old in October

In October 2002, Greg Wilson, president and CEO of Sioux Falls, SD-based Variable Investment Advisors, Inc. (VIA), launched an Internet system designed to electronically connect buyers and sellers of agricultural company ownership units. Called AgStockTrade.com “our site is not an exchange but rather a matching service,” Wilson explains.

AgStockTrade.com is registered as an alternative trading system with the Securities and Exchange Commission. Today it works with more than two dozen companies to offer their unitholders and prospective buyers a means of determining value and providing liquidity for investors of widely held private companies. “Our trading service is similar to what NASDAQ was in its early days,” Wilson notes, “except that instead of appealing to tech startups, we’re geared toward agriculture companies.”

“While our system is Internet-based, people who are not familiar with doing business on a computer can call our 800 number (800-859-3018) to get help with submitting bids,” Wilson adds. “The bottom line of our service is to provide liquidity to unitholders by offering a better way to identify buyers. In the old days, people put ads in the newspaper or trade publication, then sat by the phone hoping someone saw it.”

The results document AgStockTrade.com’s success. The online trading site has had more than three million visits and facilitated nearly $500 million in trade transactions since its 2002 beginning.

“Users of this service must be registered with U.S. Premium Beef,” explains Tracy Thomas, USPB ’s vice president of Marketing. “USPB Class A and Class B unitholders have been issued user names and passwords which enables them to place buy and sell orders on the site. Others who might want to consider placing buy orders need to be approved as Associates of USPB and registered with AgStockTrade.com before they can participate. However, anyone can visit AgStockTrade.com’s site to monitor buy and sell orders and historical match results for all classes of USPB units. Since we began using this service in 2010, across all unit classes, there have been 143 total buy offers, and 140 sell offers. These postings have resulted in 46 “matched” transactions.”

A match is made when the seller’s asking price is met or exceeded by the buying party. Once matched, the necessary documentation is sent to the buyer and seller to start the closing process. Following USPB Board approval, the buyer sends proceeds directly to the seller.

...continued on page 4

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 08/15/12 to 09/01/12
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	65.55	65.97
Prime	2.64	4.60
CH & PR	69.81	82.46
CAB	19.06	25.36
BCP	16.46	19.56
Ungraded	1.50	0.66
Hard Bone	0.34	0.09
YG1	13.30	7.71
YG2	37.51	33.11
YG3	38.53	46.07
YG4	9.78	12.23
YG5	0.88	0.88
Light Weight	0.21	0.10
Heavy Weight	3.06	3.45
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$25.20	$41.58
Yield Benefit	$40.47	$51.35
Yield Grade	-$2.39	-$4.65
Out Weight	-$4.40	-$4.85
ASV	$9.53	$21.78
Natural	$7.27	$23.89
Total Premium	$75.68	$129.10

AgStockTrade.com Turn Ten...	continued on page 3

“I want to remind prospective buyers especially, that they can post bids to buy units even if there are no offers posted to sell units,” Thomas adds. “If you want to own USPB units but haven’t had the opportunity to buy any, determining what they are worth to you and then posting a buy offer may cause someone to offer some for sale.

“You don’t have to post your maximum bid if you don’t want to,” he notes. “However, this system has the option of allowing buyers to post maximum bids at AgStockTrade.com when placing an offer to buy. This information is confidential and is only seen by the person placing the bid. If you want to learn more about registering for a user name and password or buying units on AgStockTrade.com, please call me at 866-877-2525.”w

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013 and would like USPB to help you get them leased to other producers, please call our office at 866- 877-2525.

✓The easiest, most efficient way to receive settlement sheets and other USPB communications, including the UPDATE, is via email. If you are not currently receiving USPB information electronically, please send your email address to us at uspb@uspb.com. If you do not have an email address we encourage you to consider getting one so you can receive our communications sooner and more efficiently.w

Qualified Seedstock Suppliers Schedule Fall Sales

The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales September through December. Go to USPB’s Qualified Custom Feedyards and Seedstock Suppliers link on our web page then scroll down to the supplier you are interested in for sale times and locations.w

Gardiner Angus Ranch Bull Sale	9/24
Gardiner Influence Commercial Female Sale	9/24
Lyons Influence Feeder Calf Sale	10/17 & 11/7
Fink Beef Genetics Bull Sale	10/31
Downey Ranch, Inc. Bull and Female Sale	11/2
Kniebel Farms & Cattle, Inc. Bull and Female Sale	11/2
Pelton Simmental/Red Angus Feeder Calf Sale	11/2
Heartland Simmental and Angus Heifer Sale	11/4
Dalebanks Angus Bull Sale	11/17
Marshall & Fenner Female Sale	12/7
In addition, the following USPB QSS members are selling bulls at private treaty during the fall:
Cow Camp, Inc., Harms Plainview Ranch, Thorstenson Gelbvieh & Angus